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FORM 5
/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
         / / Form 4                              the Investment Company Act
    Transactions Reported                         of 1940
- -----------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                       |  quiring Statement  |    NEW HILARITY MINING COMPANY                                |
|  COGHLAN         JOHN             R   |  (Month/Day/Year)   |                                                               |
|---------------------------------------|   12-31-1998        |---------------------------------------------------------------|
|   (Last)        (First)        (MI)   |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|                                       |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
| 5102 SOUTH MORRILL LANE               |  curity Number of   | _X_ Director        _X_ 10% Owner           | (Month/Day/Year)|
|---------------------------------------|  Reporting Person   | _X_ Officer (give   ___ Other (specify      |                 |
|          (Street)                     |  (Voluntary)        |       title below)             below)       |-----------------|
|                                       |                     |        President                            |7. Individual or |
|                                       |   ###-##-####       |                                             | Joint/Group     |
|                                       |                     |                                             | Filing (Check   |
|                                       |                     |                                             | applicable line)|
|                                       |                     |                                             |_X_ Form filed by|
| SPOKANE             WA       99223    |                     |                                             | One Reporting   |
|---------------------------------------|---------------------|----------------------------------------------| Person         |
|  (City)            (State)    (Zip)   |                                                                   |___ Form filed by|
|                                       |        TABLE I - Non-Derivative Securities Acquired,              | More than One   |
|                                       |                  Disposed of, or Beneficially Owned               | Reporting Person|
_______________________________________________________________________________________________________________________________|
|1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of Securi- |6.Dir |7.Nature of Indirect  |
|                             |Transaction|  or Disposed of (D)              |  ties Beneficially |ect   |  Beneficial Ownership|
|                             |Date  |Code|                                  |  Owned at End of   |(D)or |                      |
|                             |      |    |                  | A/|           |  Issuer's Fiscal   |Indir |                      |
|                             |      |    |    Amount        | D |    Price  |  Year              |ect(I)|                      |
______________________________________________________________________________________________________________________________|
| COMMON STOCK                |      |    |                  |   |           | 1,284,820          |  D   |                      |
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|                             |      |    |                  |   |           |                    |      |                      |
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                                  PAGE: 1 of 2
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Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________|
|1.Title of Derivative  |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount   |8.Price|9.Number   |10.|11.Nature of|
|  Security             |version |Transaction rivative Secu |cisable and|  of Underlying      |of Deri|of Deriva  |Dir|Indirect    |
|                       |or Exer |Date |Code| rities Acqui  |Expiration |  Securities         |vative |tive       |ect|Beneficial  |
|                       |cise Pr |     |    | red(A) or Dis |Date(Month/|                     |Secu   |Securities |(D)|Ownership   |
|                       |ice  of |     |    | posed of(D)   |Day/Year)  |                     |rity   |Benefi     |or |            |
|                       |Deriva  |     |    |               |Date |Expir|          |Amount or |       |ficially   |Ind|            |
|                       |tive    |     |    |               |Exer-|ation|          |Number    |       |Owned at   |ire|            |
|                       |Secu    |     |    |               |cisa-|Date |   Title  |of Shares |       |End of     |ct |            |
|                       |rity    |     |    |   A   |   D   |ble  |     |                     |       |Year       |(I)|            |
__________________________________________________________________________________________________________________________________|
|                       |        |     |    |       |       |     |     |          |          |       |           |   |          |
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|                       |        |     |    |       |       |     |     |          |          |       |           |   |          |
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|                       |        |     |    |       |       |     |     |          |          |       |           |   |          |
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__________________________________________________________________________________________________________________________________|
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Explanation of Responses:




                                    /s/ JOHN R. COGHLAN             04-12-2000
                                    ------------------------------- ----------
                                    **Signature of Reporting Person Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.